NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact Information:
Media	Investors
Mike Bazinet	Tom Gelston
Director, Corporate Communications	Vice President, Investor Relations
Phone: 203-222-6113	Phone: 203-222-5943
Email: michael.bazinet@terex.com	Email: thomas.gelston@terex.com

DEPARTMENT OF JUSTICE ANTITRUST INVESTIGATION OF TEREX CONCLUDED

WESTPORT, CT, July 6, 2010 –Terex Corporation (NYSE: TEX) today announced that it has received notification from the United States Department of Justice that the criminal antitrust investigation of Terex concerning practices in the U.S. rock crushing and screening equipment industry has been concluded without any charges being filed or monetary fines assessed against Terex or any of its subsidiaries, officers or employees.

Ronald M. DeFeo, Terex Chairman and Chief Executive Officer commented, “Terex fully cooperated with the government in its investigation and we are pleased the matter has been brought to a conclusion without further action and is now behind us.”

Terex Corporation is a diversified global manufacturer operating in four business segments: Aerial Work Platforms, Construction, Cranes, and Materials Processing.  Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, mining, shipping, transportation, refining, energy and utility industries.  Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services.  Terex uses its website to make information available to its investors and the market at www.terex.com.

This press release contains forward-looking information based on the current expectations of Terex Corporation.  Because forward-looking statements involve risks and uncertainties, actual results could differ materially.  Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission.  Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors.  The forward-looking statements speak only as of the date of this press release.  Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com